Exhibit 24.3

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY given on the 18th day of June Two Thousand and Four ECO HOLDINGS LIMITED, a company registered in Gibraltar under the Companies Ordinance having its registered office, at 28 Irish Town, Gibraltar (hereinafter called the “Company”), HEREBY APPOINTS

MR. PAVEL KULIKOV, holder of the Russian Passport No. VII-CB 607394, issued by 49th militia department of Moscow on 7 April 1993,

as true and lawful attorney of the Company (the “Attorney”) and authorizes him for and in the Company’s name and on its behalf to execute and cause to be filed with the United States Securities and Exchange Commission a Schedule 13D or any amendment thereto, or any other filings with the United States Securities and Exchange Commission necessary or appropriate in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Holdings Limited and which the Company may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

It is declared that:

1.             the Company hereby ratifies and confirms the acts of the Attorney within the limitations of this Power of Attorney;

2.             this Power of Attorney shall remain in full legal force and effect for one year from the date first mentioned above;

3.             the Attorney is authorized to delegate the powers granted to him under this Power of Attorney.

IN WITNESS WHEREOF, the seal of the Company has been hereunto affixed in the presence of the undersigned witnesses on the above date.

/s/ Franz Wolf	/s/ Louis Lombard
Franz Wolf	Louis Lombard on behalf of
Executive Director	T&T Management Services Ltd.
Secretary